Exhibit 99.1

Cedar Realty Trust Announces Dual-Track Review Of Strategic Alternatives To Maximize Shareholder Value

Engages Advisors to Explore Potential Sale or Merger of Company, and Potential Sales of Grocery-Anchored Shopping Center Portfolio and Redevelopment Projects

MASSAPEQUA, N.Y., Sept. 9, 2021 /PRNewswire/ — Cedar Realty Trust (NYSE: CDR) (the “Company”) today announced that its Board of Directors has initiated a dual-track process to review the Company’s strategic alternatives in order to maximize shareholder value. As part of this process, Cedar is exploring, among other alternatives, a potential sale or merger involving the entire Company, and alternatively the potential sale of its core grocery-anchored shopping center portfolio and its mixed-use redevelopment projects.

As previously disclosed, the Board formed a special committee in the second half of 2019 to commence a strategic review process that was disrupted due to the outbreak of the COVID-19 pandemic.

“We believe there is a profound disconnect between Cedar’s share price and the underlying value of our real estate, as evidenced by recent transaction activity both within our portfolio and in our markets,” stated Bruce Schanzer, President and CEO. “The Board is committed to maximizing value for all our shareholders and, accordingly, we believe that this dual-track strategic review process will enable us to achieve that.”

B of A Securities is acting as financial advisor to Cedar. JLL is acting as the Company’s real estate advisor with respect to a potential sale of the grocery-anchored shopping center portfolio. CBRE is acting as real estate advisor with respect to a potential sale of the mixed-use redevelopment projects.

No assurances can be given regarding the outcome or timing of the strategic review process. Cedar does not presently intend to make any further public comment regarding the process until it has been completed.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully integrated real estate investment trust which focuses on the ownership, operation, and redevelopment of grocery-anchored shopping centers in high-density urban markets from Washington, D.C. to Boston. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 53 properties, with approximately 7.6 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Forward-Looking Statements

Statements made in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and outcomes to differ materially from those expressed or implied in forward-looking statements. Please refer to the documents filed by Cedar Realty Trust, Inc. with the Securities and Exchange Commission (the “SEC”), specifically the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as it may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Media Contacts:

Gasthalter & Co.

Mark Semer/Nathaniel Garnick

(212) 257-4170

cedarrealty@gasthalter.com